Filed Pursuant to Rule 424(b)(7)
Registration No. 333-129123

PROSPECTUS SUPPLEMENT NO. 1
(to prospectus dated November 9, 2005)

443,337 Shares of Common Stock

Offered by the Selling Shareholder

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

Investing in our securities involves risk. You should carefully consider the risk factors described under “Risk Factors” beginning on page 2 of the prospectus before you make any investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in the table appearing under the caption “Selling Shareholder” on pages 14-15 in the prospectus is amended by adding East Tennessee Foundation as a selling shareholder and amending the holdings of Credit Bureau of Knoxville, Inc., previously listed in the prospectus, with the information that is set forth below:

	Common Stock Owned Prior to the Offering		Number of Shares	Common Stock Owned After the Offering(1)
Name and Address	Number	Percent	Offered Hereby	Number	Percent
Credit Bureau of Knoxville, Inc. 1014 Heiskell Avenue Knoxville, TN 37921	221,669	*	221,669	0	0%
East Tennessee Foundation 625 Market Street, Suite 1400 Knoxville, TN 37902	221,668	*	221,668	0	0%

*       Less than 1%

(1)   We do not know when or in what amounts the selling shareholders may offer for sale shares of common stock covered by this prospectus. The selling shareholders may sell the shares covered by this prospectus from time to time, and may also decide not to sell all, or any, of the shares covered by this prospectus. For purposes of this table, we have assumed that the selling shareholders will sell all of the shares covered by this prospectus.

We prepared this table based on the information supplied to us by the selling shareholders named in the table. The selling shareholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their shares since the date on which the information is presented in the above table. Information about the selling shareholders may change over time. Any changed information will be set forth in prospectus supplements and/or amendments to the registration statement of which the prospectus, as supplemented by this prospectus supplement, is a part.

The date of this prospectus is January 20, 2006.